Exhibit 99.1

                               Corporate & financial news release

SCOTT’S LIQUID GOLD-INC. REPORTS 2020 RESULTS

2020 Highlights:

•	Net sales of $30.2 million, vs $28.5 million in 2019
o	Net sales of $9.1 million in Q4 2020, vs $8.1 million in Q4 2019

•	Net loss of $1.5 million (($0.12) per share) which includes:
o	$0.8 million of expenses related to supply chain transition and Biz and Dryel acquisition
o	$1.0 million of impairment expenses related to unusable raw materials and equipment

•	Gross margin of 40.7%, an increase of 2.7% from 2019

DENVER, COLORADO – March 29, 2021 – Scott’s Liquid Gold-Inc. (OTC: SLGD) today announced operating results for the year ended December 31, 2020.

President and Chief Executive Officer Mark Goldstein stated, “In 2020, we took significant steps to transform and grow our business for the long term.  I am proud of the job the team did on its execution of these important strategic initiatives, as well as how the team responded to pandemic driven challenges.

In addition to outsourcing our production and moving to an asset-light model, in 2020 we fully integrated our newly acquired Kids-N-Pets Brands and also added Biz and Dryel to our family of high-quality, high-value brands.  We battled severe raw material and container delays throughout the second half of the year.  Our improved gross margins helped offset lower sales, which resulted from these supply chain issues as well as from lower store traffic and work from home trends.

Our 2020 results and profitability were negatively impacted by planned charges related to our supply chain transition and acquisition expenses.  We also incurred impairment expenses in the fourth quarter as lower second half sales and supply chain shortages prevented us from utilizing raw materials before their expiration.

We continue to experience supply chain delays for raw materials and containers, as well as overall production slippage from the recent severe winter weather.  Despite those headwinds, we are optimistic about improved results for 2021, as well as our longer-term strategy.  We see strong opportunities for growth in our Alpha, Kids N Pets, and Liquid Gold brands as well as further cost efficiencies once supply chains stabilize.  Execution on this strategy will drive stronger cash flow generation and shareholder value.”

Chief Financial Officer and Director Kevin A. Paprzycki added, “Given the supply chain and production challenges we continue to face in 2021, we proactively worked with our financial partner UMB to negotiate additional flexibility with our loan covenants for the year.  We are greatly appreciative of UMB’s support as we work through these pandemic and weather-related supply issues.”

In February, our shareholder rights plan expired and the board determined not to renew it.

Net Sales

Net sales increased during 2020 due to our Kids N Pets, Biz and Dryel acquisitions, but a decent portion of the benefit from those transactions was offset by COVID-related impacts. Decreased foot traffic in stores selling our hair and skin care products, work-from-home trends impacting dry shampoo and drying cleaning usage, and supply chain shortages and delays leading to missed distribution opportunities, hindered our full net sales growth potential.

Net Loss

Our net loss of $1.5 million was primarily driven by significant impairments of our raw materials, increased intangible asset amortization associated with recent acquisitions, one-time expenses incurred in conjunction with our acquisitions and outsourcing transition, and COVID-related supply chain issues. These were partially offset by the acquisition of new high-quality, high-value brands that have proved to be strong additions to our portfolio.

Cash Flow

We had improvement in our operating cash flow primarily driven by the reduction of finished goods inventory we had built up for our supply chain transition. Our Kids N Pets, Biz, and Dryel acquisitions, as well as decreased production costs associated with outsourcing also contributed to our increased cash flow.

On March 26, 2021, we amended our Loan Agreement with UMB with the First Amendment to Loan and Security Agreement (“First Amendment”) to provide additional covenant flexibility as a result of pandemic related supply chain issues. The First Amendment is effective as of December 31, 2020. The Company’s fixed charge coverage ratio, applicable for the months ending August 31, 2021 through December 31, 2021, on a trailing 12-month basis, and net equity covenant targets were modified and the interest rate for both our revolving credit facility and term loan will increase by 2.0%. The interest rate increase will remain until we have a consecutive three-month period of no defaults or events of default and our fixed charge coverage ratio is greater than or equal to 1.20 to 1.00. Finally, the First Amendment provided minimum cumulative cash flow after debt service amounts for each monthly year-to-date period from January 1, 2021 through July 31, 2021.

About Scott’s Liquid Gold-Inc.

Scott’s Liquid Gold-Inc. develops, markets, and sells high-quality, high-value household and personal care products nationally and internationally to mass merchandisers, drugstores, supermarkets, hardware stores, e-commerce retailers, other retail outlets, and to wholesale distributors.  Over the last 65+ years we have developed a reputation for delivering products that consumers know and trust.

Our flagship product, Scott’s Liquid Gold® Wood Care, is a leader in its category and is known for bringing life back to and protecting all types of natural wood surfaces. Our Kids N Pets® brands are award winning, safe, stain and odor removing products targeted toward households with children and pets. Our newly acquired Biz and Dryel are top performing laundry care products, with Biz being a top stain removing laundry additive, and Dryel being the market leader in at-home dry cleaning.

Scott’s Liquid Gold-Inc. also owns Neoteric Cosmetics, a personal care company with a rich history of offering products that deliver high-quality, proven results that customers expect. Neoteric’s personal care products are embraced and respected by both medical professionals and consumers alike and include brands such as Alpha® Skin Care, Prell®, and Denorex®. Neoteric Cosmetics is also the proud American specialty channel distributor for Batiste Dry Shampoo.

SCOTT’S LIQUID GOLD-INC. & SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share data)

	Year Ended
	December 31,
	2020	2019
Net sales	$30,272	$28,450
Cost of sales	17,090	17,537
Impairment of inventories	876	107
Total cost of sales	17,966	17,644
Gross Profit	12,306	10,806
Gross Margin	40.7%	38.0%

Operating expenses:
Advertising	702	792
Selling	7,831	5,903
General and administrative	4,724	4,486
Intangible asset amortization	1,195	634
Impairment of property and equipment	107	342
Total operating expenses	14,559	12,157
Loss from operations	(2,253)	(1,351)

Interest income	3	93
Interest expense	(345)	(22)
Gain on sale of equipment	-	110
Other income	350	-
Loss before income taxes	(2,245)	(1,170)
Income tax benefit	694	513
Net loss	$(1,551)	$(657)

Net loss per common share
Basic	$(0.12)	$(0.05)
Diluted	$(0.12)	$(0.05)
Weighted average shares outstanding
Basic	12,635	12,442
Diluted	12,635	12,442

SCOTT’S LIQUID GOLD-INC. & SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except par value amounts)

	December 31,	December 31,
	2020	2019

Assets
Current assets:
Cash and cash equivalents	$5	$1,094
Accounts receivable, net	4,512	2,695
Inventories	3,988	7,841
Income taxes receivable	535	705
Property and equipment held for sale	-	500
Prepaid expenses	596	368
Other current assets	112	71
Total current assets	9,748	13,274

Property and equipment, net	18	124
Deferred tax asset	784	556
Goodwill	5,280	3,230
Intangible assets, net	14,703	8,719
Operating lease right-of-use assets	2,985	188
Other assets	38	-
Total assets	$33,556	$26,091

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,799	$1,809
Accrued expenses	296	422
Current portion of long-term debt	1,000	-
Operating lease liabilities, net of current portion	249	197
Other current liabilities	67	-
Total current liabilities	3,411	2,428

Long-term debt, net of current portion and debt issuance costs	4,521	-
Operating lease liabilities, net of current	3,032	19
Other liabilities	127	27
Total liabilities	11,091	2,474

Shareholders’ equity:
Preferred stock, no par value, authorized 20,000 shares; no shares issued and outstanding	-	-
Common stock; $0.10 par value, authorized 50,000 shares; issued and outstanding 12,618 shares (2020) and 12,462 shares (2019)	1,262	1,246
Capital in excess of par	7,633	7,250
Retained earnings	13,570	15,121
Total shareholders’ equity	22,465	23,617
Total liabilities and shareholders’ equity	$33,556	$26,091

SCOTT’S LIQUID GOLD-INC. & SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended
	December 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(1,551)	$(657)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,430	796
Stock-based compensation	332	149
Deferred income taxes	(229)	(322)
Gain on sale of equipment	-	(110)
Impairment of equipment	107	342
Impairment of inventories	876	107
Change in operating assets and liabilities, net of the effects of acquisitions:
Accounts receivable	(1,817)	352
Inventories	4,256	175
Prepaid expenses and other assets	(323)	178
Income taxes receivable	170	(197)
Accounts payable, accrued expenses, and other liabilities	331	(134)
Total adjustments to net loss	5,133	1,336
Net cash provided by operating activities	3,582	679

Cash flows from investing activities:
Acquisitions	(10,529)	(5,583)
Proceeds from sale of property and equipment	500	110
Purchase of internal-use software	-	(286)
Purchase of property and equipment	(17)	(101)
Cash paid for leasehold improvements	(484)	-
Reimbursement for leasehold improvements	433	-
Net cash used in investing activities	(10,097)	(5,860)

Cash flows from financing activities:
Proceeds from revolving credit facility	16,995	4,000
Repayments of revolving credit facility	(13,573)	(4,000)
Proceeds from term loan	3,000	-
Repayments of term loan	(417)	-
Proceeds from PPP loan	600	-
Repayment of PPP loan	(600)	-
Payments for debt issuance costs	(646)	-
Proceeds from exercise of stock options	67	43
Net cash provided by financing activities	5,426	43

Net decrease in cash and cash equivalents	(1,089)	(5,138)

Cash and cash equivalents, beginning of period	1,094	6,232
Cash and cash equivalents, end of period	$5	$1,094

Supplemental disclosures:
Cash paid during the period for interest	$183	$22

Note Regarding Forward-Looking Statements

This news release may contain "forward-looking statements" within the meaning of the federal securities laws that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "assumptions," "target," "guidance," “strategy,” "outlook," "plans," "projection," "may," "will," "would," "expect," "intend," "estimate," "anticipate," "believe”, "potential," or "continue" (or the negative or other derivatives of each of these terms) or similar terminology.

Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, or results. All forward-looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. You should not rely on any forward-looking statement as a prediction or guarantee about the future. Actual future objectives, strategies, plans, prospects, performance, conditions, or results may differ materially from those set forth in any forward-looking statement. Some of the factors that may cause actual results or other future events or circumstances to differ from those in forward-looking statements are described in the Company's Annual Report on Form 10-K for the year ended December 31, 2020 and the Company's subsequent Quarterly Reports on Form 10-Q and other periodic reports filed with the Securities and Exchange Commission. Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent filings with the Securities and Exchange Commission.

Investor Relations Contact:

Kevin Paprzycki, CFO

303.576.6032